EXHIBIT 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

MISONIX, INC.

Under Section 807 of the Business Corporation Law

The undersigned, being the President and Secretary of MISONIX, INC., do hereby certify as follows:

(1) The name of the Corporation is MISONIX, INC. The name under which the Corporation was formed was HEAT SYSTEMS-ULTRASONICS, INC.

(2) The Certificate of Incorporation of the Corporation was filed by the Department of State of the State of New York on the 31st day of July 1967.

(3) The Certificate of Incorporation, as heretofore amended, is hereby amended or changed to effect one or more of the amendments or changes authorized by the Business Corporation Law, to wit:

(a) To increase the aggregate number of shares of Common Stock which the Corporation shall have authority to issue from 10,000,000 shares of Common Stock of the par value of $.01 per share, to 20,000,000 shares of Common Stock of the par value of $.01 per share.

(b) To change the address to which the Secretary of State shall mail a copy of process in any action or proceeding against the Corporation which may be served upon him.

(4) To accomplish the foregoing amendments:

(a) Article Fourth relating to the capital stock of the Corporation and Article Fifth relating to designation of the Secretary of State as agent for service of process of the Corporation are amended to read as set forth in the same numbered Articles of the Certificate of Incorporation of the Corporation as hereinafter restated.

(5) The text of the Certificate of Incorporation of the Corporation is hereby restated as further amended or changed herein to read as follows:

“CERTIFICATE OF INCORPORATION

OF

MISONIX, INC.

FIRST: The name of the Corporation is:

MISONIX, INC.

SECOND: The purposes for which the Corporation is formed are as follows:

To engage in any lawful act or activity for which corporations may be organized under the New York Business Corporation Law, provided that the Corporation is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

THIRD: The principal office of the Corporation shall be located in the City of Farmingdale, County of Suffolk and State of New York.

FOURTH: The aggregate number of shares which the Corporation is authorized to issue is 22,000,000 shares, consisting of 20,000,000 shares of Common Stock of the par value of $.01 per share and 2,000,000 shares of Preferred Stock of the par value of $1.00 per share.

The relative rights, preferences and limitations of the shares of each class of capital stock are as follows:

(a) Common Stock.

(1) Subject to the rights of any other class or series of stock, the holders of shares of Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of the assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

(2) Subject to such rights of any other class or series of securities as may be granted from time to time, the holders of shares of Common Stock shall be entitled to receive all the assets of the Corporation available for distribution to shareholders in the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, ratably, in proportion to the number of shares of Common Stock held by them. Neither the merger or consolidation of the Corporation into or with any corporation nor the merger or consolidation of any other corporation into or with the Corporation nor the sale, lease, exchange or other disposition (for cash, shares of stock, securities or other consideration) of all or substantially all the assets of the Corporation shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, of the Corporation.

(3) Common Stock shall not be subject to redemption.

(4) Subject to such voting rights of any other class or series of securities as may be granted from time to time pursuant to this Certificate of Incorporation, any amendment thereto, or the provisions of the laws of the State of New York governing business corporations, voting rights shall be vested exclusively in the holders of Common Stock. Each holder of Common Stock shall have one vote in respect of each share of such stock held.

(b) Preferred Stock. The Board of Directors of the Corporation is authorized, subject to limitations prescribed by law and the provisions of this Certificate of Incorporation, to provide for the issuance of the Preferred Stock in series, and by filing a certificate pursuant to the New York Business Corporation Law, to establish the number of shares to be included in each such series, and to fix the designation, relative rights, preferences and limitations of the shares of each such series. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(1) the number of shares constituting that series and the distinctive designation of that series;

(2) whether the holders of shares of that series shall be entitled to receive dividends and, if so, the rates of such dividends, conditions under which and times such dividends may be declared or paid, any preference of any such dividends to, and the relation to, the dividends payable on any other class or classes of stock or any other series of the same class and whether dividends shall be cumulative or non-cumulative and, if cumulative, from which date or dates;

(3) whether the holders of shares of that series shall have voting rights in addition to the voting rights provided by law and, if so, the terms and conditions of exercise of such voting rights;

(4) whether shares of that series shall be convertible into or exchangeable for shares of any other class, or any series of the same or any other class, and, if so, the terms and conditions thereof, including the date or dates when such shares shall be convertible into or exchangeable for shares of any other class, or any series of the same or any other class, the price or prices of or the rate or rates at which shares of such series shall be so convertible or exchangeable, and any adjustments which shall be made, and the circumstances in which any such adjustments shall be made, in the conversion or exchange price or rates;

(5) whether the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(6) whether the shares of that series shall be subject to the operation of a retirement or sinking fund and, if so subject, the extent to and the manner in which it shall be applied to the purchase or redemption of the shares of that series, and the terms and provisions relative to the operation thereof;

(7) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation and any presence of any such rights to, and the relation to, the rights in respect thereto of any class or classes of stock or any other series of the same class; and

(8) any other relative rights, preferences and limitations of that series;

provided, however, that if the stated dividends and amounts payable on liquidation with respect to shares of any series of the Preferred Stock are not paid in full, the shares of all series of the Preferred Stock shall share ratably in the payment of dividends including accumulations, if any, in accordance with the sums which would be payable on such shares if all dividends were declared and paid in full, and in any distribution of assets (other than by way of dividends) in accordance with the sums which would be payable on such distribution if all sums payable were discharged in full.

FIFTH: The Secretary of State of the State of New York is hereby designated as the agent of the Corporation upon whom any process in any action or proceeding against the Corporation may be served, and the address to which the Secretary of State shall mail a copy of process in any action or proceeding against the Corporation which may be served upon him is: MISONIX, INC., 1938 New Highway, Farmingdale, New York 11735, Attn: President.

SIXTH: No holder of any of the shares of any class, and no holder of any of the shares of any series of any class, of the Corporation shall have any preemptive rights and, as such, no holder of any of the shares of any class, and no holder of any of the shares of any series of any class, of the Corporation shall be entitled as of right to subscribe for, purchase or otherwise acquire any shares of any class, or shares of any series of any class, of the Corporation which the Corporation proposes to issue or any rights or options which the Corporation proposes to grant for the purchase of shares of any class, or shares of any series of any class, of the Corporation or for the purchase of any shares, bonds, securities or obligations of the Corporation which are convertible into or exchangeable for, or which carry any rights to subscribe for, purchase or otherwise acquire shares of any class, or shares of any series of any class, of the Corporation, and any and all such shares, bonds, securities or obligations of the Corporation, whether now or hereafter authorized or created, may be issued, or may be reissued or transferred if the same have been reacquired and have treasury status, and any and all of such rights and options may be granted by the Board of Directors to such persons, firms, corporations and associations, for such lawful consideration and on such terms as the Board of Directors in its discretion may determine, without first offering the same, or any thereof, to any said holder.

SEVENTH: (a) The Corporation shall be permitted to indemnify, and advance expenses to, any officer, director or other person to the fullest extent from time to time permitted by law, and, to the extent consistent therewith shall indemnify or advance expenses to any such officer, director or other person to the fullest extent required by or pursuant to any present or future by-law of the Corporation, agreement approved by the Board of Directors, or resolution of shareholders or directors; and the adoption of any such resolution or entering into of any such agreement approved by the Board of Directors is hereby authorized.

(b) A director of the Corporation shall not be personally liable to the Corporation or its shareholders for damages for any breach of duty as a director; provided that, except as hereinafter provided, this Section SEVENTH shall neither eliminate nor limit liability: (a) if a judgment or final adjudication adverse to the director establishes that (i) the director’s acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, (ii) the director personally gained in fact a financial profit or other advantage to which the director was not legally entitled, or (iii) the director’s acts violated Section 719 of the New York Business Corporation Law; or (b) for any act or omission prior to the effectiveness of this Section SEVENTH. If the Corporation hereafter may by law be permitted to further eliminate or limit the personal liability of directors, then pursuant hereto the liability of a director of the Corporation shall, at such time, automatically be further eliminated or limited to the fullest extent permitted by law. Any repeal of or modification to the provisions of this Section SEVENTH shall not adversely affect any right or protection of a director or the Corporation existing pursuant to this Section SEVENTH immediately prior to such repeal or modification.

EIGHTH: (a) The Board of Directors of the Corporation shall consist of three (3) directors subject to increase or decrease within the limits of not less than three (3) nor more than seven (7) directors, the exact number of directors within the minimum and maximum limitations specified herein to be determined from time to time by resolution of a majority of the entire Board of Directors; provided, however, that the number of directors shall be increased beyond the foregoing limit, to the extent required, in the event that (and for so long as) the holders of any Preferred Stock of the Corporation, voting as a separate class or series under any provisions of the Certificate of Incorporation, shall be entitled to elect any directors.

(b) No director of the Corporation shall be removed from office as a director except (i) for cause by the vote of (A) the holders of at least a majority of the outstanding shares of capital stock of the Corporation entitled to vote at an election of directors (considered for this purpose as one class) or (B) a majority of the entire Board of Directors or (ii) without cause by the majority vote of the holders of the outstanding shares of capital stock of the Corporation entitled to vote at an election of directors (considered for this purpose as one class), provided that this provision shall not apply to any directors elected by holders of any Preferred Stock voting as a separate class or series under any provisions of the Certificate of Incorporation, which directors may be removed only as provided in the provisions of the Certificate of Incorporation relating to any such Preferred Stock.”

(6) The amendments to, and restatement of, the Certificate of Incorporation of the Corporation herein provided for were authorized by the unanimous written consent of the Board of Directors of the Corporation and by the affirmative vote of the holders of at least a majority of all outstanding shares of the Corporation’s Common Stock entitled to vote thereon at the Annual Meeting of Shareholders of the Corporation held December 11, 2008.

IN WITNESS WHEREOF, we have subscribed this document this 12th day of December, 2008, and do hereby affirm, under penalty of perjury, that the statements contained therein have been examined by us and are true and correct.

MISONIX, INC.

/s/ Michael A. McManus, Jr.
Michael A. McManus, Jr.,
President

/s/ Richard Zaremba
Richard Zaremba, Secretary

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

MISONIX, INC.

Under Section 805 of the Business Corporation Law

The undersigned, being the President and Chief Executive Officer of MISONIX, INC., does hereby certify:

1. The name of the Corporation is MISONIX, INC. It was formed under the name HEAT SYSTEMS-ULTRASONICS, INC.

2. The Certificate of Incorporation of the corporation was filed by the Department of State of the State of New York on July 31, 1967.

3. The Certificate of Incorporation is hereby amended as authorized by Section 801 of the Business Corporation Law to increase the aggregate number of shares of the corporation’s authorized Common Stock, par value $.01 per share, from 20,000,000 shares to 40,000,000 shares. The 2,000,000 presently authorized shares of Preferred Stock, par value $1.00 per share, are remaining unchanged. The amendment effected by this certificate of amendment is as follows: the first sentence of Article FOURTH of the corporations Certificate of Incorporation is hereby amended to read as follows:

“FOURTH: The aggregate number of shares which the Corporation is authorized to issue is 42,000,000 shares, consisting of 40,000,000 shares of Common Stock of the par value of $.01 per share and 2,000,000 shares of Preferred Stock of the par value of $1.00 per share.”

4. The amendment of the corporation’s Certificate of Incorporation set forth herein was authorized by the vote of the members of the corporation’s Board of Directors taken at a duly authorized meeting of the Board of Directors, followed by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon at a meeting of the corporation’s shareholders.

IN WITNESS WHEREOF, I have hereunto executed this Certificate of Amendment this 7th day of May. 2018.

MISONIX, INC.

/s/ Stavros G. Vizirgianakis.
Stavros G Vizirgianakis
President and Chief Executive Officer